SALES DISTRIBUTION AGREEMENT


THIS AGREEMENT is made and entered into as of the        day of
                    , 1996, by and between CARRINGTON LABORATORIES, INC., a Texas corporation ("Carrington"), and TRUDELL MEDICAL MARKETING LIMITED, an Ontario corporation ("Trudell").


                            W I T N E S S E T H :


WHEREAS, Carrington is engaged in the business of manufacturing, selling and distributing certain pharmaceutical products and is desirous of establishing a competent and exclusive distribution source for sales of such products in Canada (defined in Article 1 hereof as the Territory); and

WHEREAS, Trudell is desirous of distributing such products in the Territory and is willing and able to provide a competent distribution organization in the Territory, and Trudell desires to be Carrington's sales distributor for such products in the Territory;

NOW, THEREFORE, the Parties hereto, in consideration of the premises and mutual covenants and undertakings herein contained, agree as follows:

Article 1.  Definitions

1.1 As used in this Agreement, the following terms shall have the meanings specified in this Article 1.1:

(a) "Products" shall mean the wound and skin care products manufactured by or for Carrington set forth on Exhibit A hereto. Carrington will provide a ninety (90) day notice to Trudell on its intent to add or discontinue Products to Exhibit A. No Product shall be discontinued or removed from Exhibit A during the term of this Agreement, without Trudell's prior approval, unless regulatory approvals of the Products are removed or withdrawn by the governing authority or if Carrington discontinues distribution of the Product in the Territory.

(b) "Territory" shall mean:  Canada, inclusive of Quebec.

Article 2.  Appointment

2.1 Subject to the terms and conditions of this Agreement, Carrington hereby appoints Trudell as Carrington's exclusive sales distributor in the Territory for the sale of Products, and Trudell hereby accepts such appointment. As sales distributor in the Territory, Trudell shall, subject to the terms and conditions of this Agreement, have the exclusive right to sell Products in the Territory, but shall have no right to sell Products outside the Territory. During the term of this Agreement, Carrington agrees not to appoint any other persons as distributors for the Products in the Territory.

2.2.a In a manner reasonably satisfactory to Carrington, and at Trudell's sole expense, Trudell agrees to (a) devote reasonable efforts consistent with other significant product lines to the diligent promotion, marketing, sale and distribution of the Products in the Territory, (b) provide and maintain a competent and aggressive organization for the promotion, marketing, sale and distribution of the Products in the Territory, and (c) assure competent and prompt handling of inquiries, orders, shipments, billings and collections, and returns of or with respect to the Products and careful attention to customers' requirements for all Products.

2.2b Carrington shall, at its sole expense, for all Products mutually agreed to be sold hereunder, make all declarations, filings, and registrations with, and obtain all approvals and authorizations from, governmental and regulatory authorities (including but not limited to the Health Protection Branch of the Department of Health Canada) required to be made or obtained in connection with the promotion, marketing, sale and distribution of the Products in the Territory. Carrington shall maintain accurate and appropriate records of all regulatory approvals of the Products and will promptly notify Trudell, in accordance with Article 13, of such approvals and of the status of the Product registrations throughout the term of this Agreement.

2.2c Except for Products referenced by Product numbers 102060, 102062, 102160, 102040, 102080, 104040, 106040, Carrington represents that it has made all declarations, filings and registrations with, and obtained all approvals and authorizations from, governmental and regulatory authorities (including, but not limited to, the Health Protection Branch of the Department of Health Canada) required to be made or obtained in connection with the promotion, marketing, sale and distribution of Products in the Territory for the Products listed in Exhibit A. Furthermore, Carrington covenants that (i) it will use its reasonable best efforts to make all declarations, filings and registrations with, and obtain all approvals and authorizations from, governmental and regulatory authorities (including, but not limited to, the Health Protection Branch of the Department of Health Canada) of the excepted Products referenced above in this Article 2.2c, and (ii) it will have made and obtained all such declarations, filings, registrations, approvals and authorizations for future Products prior to their addition to Exhibit A.

2.3 Carrington will provide Trudell with such reasonable sales personnel training in relation to the Products in Irving, Texas or a mutually agreed upon location. Additionally, Carrington agrees to provide, at its sole expense, reasonable quantities of (i) its current domestic catalogues, literature, and applicable policies and procedures, if any, and (ii) promotional Product literature and Product samples of Carrington, as Trudell may request from time to time. Except for the foregoing provisions in this Article 2.3, Carrington and Trudell shall cover their respective direct expenses, unless otherwise agreed. Carrington shall provide by telephone periodic sales and technical assistance to Trudell to assist them in effective marketing of Products, education of customers and relations with customers. In addition, Carrington's professional clinicians, including the Medical Director from time to time, shall be made available to Trudell on mutually agreed upon times at agreed upon costs.

2.4 During the term of this Agreement, each Party shall be considered an independent contractor and shall not be considered a partner, employee, agent or servant of the other. As such, neither Party has any authority of any nature whatsoever to bind the other or incur any liability for or on behalf of the other or to represent itself as anything other than a buyer and seller.

Article 3.  Certain Performance Requirements

3.1 Trudell agrees to promote, market, sell and distribute the Products only to customers and potential customers within the Territory for ultimate use within the Territory. Trudell will not, under any circumstances, either directly or indirectly through third parties, knowingly promote, market, sell, distribute or ship Products within or to, or for ultimate use within, the United States or any place outside the Territory.

3.2 In order to assure Carrington that Trudell is not repatriating Products to the United States or elsewhere outside the Territory, Trudell agrees that:

(a) Trudell will send to Carrington a quarterly sales report on the number of units of each Product sold;

(b) Trudell will send to Carrington a quarterly inventory report of the Products; and

(c) Carrington may mark for identification all Products sold by Carrington to Trudell hereunder.

3.3 Trudell shall maintain a sufficient inventory of Products to assure an adequate supply of Products to serve all its market segments. Trudell shall maintain all its inventory of Products clearly segregated and meeting all storage and other required standards applicable governmental authorities. All such inventory shall be subject to inspection by Carrington or its agents during normal business hours with 72 hours written notice.

3.4 Trudell shall be responsible for and shall collect all governmental and regulatory sales and other taxes, charges and fees that may be due and owing upon sales by Trudell of Products in Canada. Upon written request from Trudell, Carrington shall provide Trudell with such certificates or other documents as may be reasonably required to establish any applicable exemptions from the collection of such taxes, charges and fees for Canadian sales.

3.5 All Products shall be advertised, marketed, sold and distributed by Trudell in compliance with the rules and regulations of the applicable governmental authority within the Territory in which the Products are marketed, as amended from time to time, and (ii) all other applicable laws, rules and regulations.

3.6 Trudell agrees not to make, or permit any of its employees, agents or representatives to make, any claims of any properties or results relating to any Product, unless such claims have received written approval from Carrington and from the applicable governmental authority.

3.7 Trudell shall not use any label, advertisement or marketing material on or with respect to or relating to any Product unless such label, advertisement or marketing material has first been submitted to and approved by Carrington in writing. Such approval shall not be unreasonably withheld by Carrington.
3.8 Trudell will actively and aggressively promote the sale of the Products to all customers and potential customers within the Territory. Trudell agrees not to market, sell or distribute to any customers or potential customers in the Territory without ninety (90) days written notice to Carrington, any wound care, skin care, or incontinence care product which are competitive with the Carrington Products ("Competitive Products"). A complete list of said Competitive Products are set forth on Exhibit B hereto. This condition shall not apply to Professional Respiratory Home Care Service Corporation ("ProRESP").

Article 4.  Sale of Products by Carrington to Trudell

4.1 Subject to the terms and conditions of this Agreement, including specifically Article 4.6 hereof, Carrington shall sell to Trudell its agreed upon requirements for the Products at a price for each Product (the "Contract Price") which represents a discount from Carrington's distributor price for such Product as set forth in Carrington's published distributor price list (the "Published Price List"). For orders placed by Trudell during the first 12-month period of the term of this Agreement, the Contract Prices for the Products listed on Exhibit A are set forth on such exhibit opposite each Product. At least 90 days prior to the end of each 12-month period of the term of this Agreement, the Parties shall commence good faith negotiations to determine and agree upon the Contract Prices for Products for the next 12-month period of the term. During any twelve (12) month period Carrington reserves the right to change its distributor prices for Products as set forth in the Published Price List if mutually agreed to by Trudell.

4.2 As consideration for its appointment as a sales distributor entitled to a Product discount, Trudell agrees to purchase from Carrington, during each 12-month period of the term of this Agreement, commencing with the 12-month period beginning May 15, 1996 through May 14, 1997, at the Contract Price, a specified minimum aggregate dollar amount (based on the Contract Price) of the Products (the "Specified Minimum Purchase Amount"). The first 12-month period of the term of this Agreement shall be considered a benchmark year and there shall be no Specified Minimum Purchase Amount, but rather a targeted sales range of $125,000.00 to $200,000.00 in Canadian Currency. The Specified Minimum Purchase Amount for each subsequent 12-month period shall be determined by mutual agreement of the Parties prior to the beginning of such period based on Trudell's reasonable, good faith projections of future sales growth and such other factors as the Parties may deem relevant. Products for which regulatory approval has not been obtained by Carrington in accordance with Articles 2.2b and 2.2c shall not be considered in the calculation of the Specified Minimum Purchase Amounts. In the event the Parties fail to agree on Specified Minimum Purchase Amounts, the dispute shall be resolved pursuant to Article 5.5 of this Agreement.

4.3 Trudell shall order Products by submitting a purchase order to Carrington describing the type and quantity of the Products to be purchased. Orders are subject to acceptance by Carrington. All purchases shall be spaced in a reasonable manner. If Carrington accepts the order, Carrington will invoice Trudell upon shipment of the Products. Unless otherwise agreed, Trudell shall pay all invoices in full within 31 days of the date of invoice. All sales and payments shall be made, and all orders shall be accepted, in the State of Texas. All orders for Products which have a cost of more than $750.00 U.S. will be prepaid freight. Terms are 1%, 30/Net31.

4.4 Carrington shall not be obligated to ship Products to Trudell at any time when payment of an amount owed by Trudell is overdue or when Trudell is otherwise in material breach of this Agreement.

4.5 All shipments of Products to Trudell will be packaged in accordance with Carrington's standard packaging procedures and shipped per Carrington's existing distribution policy. All Contract Prices are FOB, Irving, Texas. Ownership of and title to Products and all risks of loss with respect thereto shall pass to Trudell upon delivery of such Products by Carrington to the carrier at the designated delivery (FOB) point. Deliveries of Products shall be made by Carrington under normal trade conditions in the usual and customary manner being utilized by Carrington at the time and location of the particular delivery.

4.6 Carrington shall use its reasonable best efforts to ensure availability of all Products ordered by Trudell under this Agreement. However, if necessary in the best judgment of Carrington, Carrington may allocate its available supply of Products among all its customers, distributors or other purchasers, including Trudell, on such basis as it shall deem reasonable, practicable and equitable, without liability for any failure of performance or lost sales which may result from such allocations.

4.7 Carrington accepts liability for defective Products and agrees to replace such defective products with new products. Carrington shall carry adequate products liability insurance for the Products containing a broad Vendor's endorsement in favor of Trudell. Carrington warrants and guarantees that (a) upon delivery by Carrington the Products will comply with all specifications expressly stated by Carrington on the Products or on Carrington's packaging and will be of comparable quality to all samples delivered to Trudell, (b) the Products will not be altered, misbranded, falsely labeled or advertised, or falsely invoiced by Carrington within the meaning of any local, provincial or federal law or amendments thereto now in force, (c) the Products will be labeled, advertised and invoiced by Carrington in accordance with the requirements (if applicable) of the Consumer Packaging and Labeling Act, the National Trademark Act and True Labeling Act and any and all other governmental laws and the respective rules and regulations thereunder, (d) the Products will be properly labeled by Carrington as to content as required by all applicable laws, rules, and regulations, (e) subject to Trudell's notice to Carrington of potential infringement of property rights belonging to others, the Products do not and will not infringe upon or violate any patent, copyright, trademark, tradename or, without limitation, any other intellectual property rights belonging to others, (f) all weights, measures, sizes, legends, or descriptions printed, stamped, attached or otherwise indicated by Carrington with regard to the Products are true and correct and conform and comply with all laws, rules, regulations, ordinances, codes or standards relating to Products of federal, provincial and local governments, and (g) the Products are not knowingly in violation of any other laws, ordinances, statues, rules, or regulations of Canada or any provincial or local government or any subdivision or agency thereof. Except as expressly stated in Article 4.7 and except as may be expressly stated by Carrington on the Product or on Carrington's packaging, or in Carrington's information accompanying the Product, at the time of shipment to Trudell hereunder, CARRINGTON MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE PRODUCTS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. CARRINGTON NEITHER ASSUMES NOR AUTHORIZES ANYONE TO ASSUME FOR IT ANY OBLIGATION OR LIABILITY IN CONNECTION WITH THE PRODUCTS. Trudell shall not make any representation or warranty with respect to the Products that is more extensive than, or inconsistent with, the limited warranty set forth in this Article 4.7 or that is inconsistent with the policies or publications of Carrington relating to the Products.

TRUDELL'S EXCLUSIVE REMEDY FOR BREACH OF ANY WARRANTY HEREUNDER IS THE DELIVERY BY CARRINGTON OF ADDITIONAL QUANTITIES OF THE PRODUCTS IN REPLACEMENT OF THE NON-CONFORMING PRODUCTS OR THE REFUND OF THE CONTRACT PRICE FOR THE PRODUCTS THAT ARE COVERED BY THE WARRANTY, AT TRUDELL'S OPTION. CARRINGTON SHALL HAVE NO OTHER OBLIGATION OR LIABILITY FOR DAMAGES TO TRUDELL OR ANY OTHER PERSON OF ANY TYPE, INCLUDING, BUT NOT LIMITED TO, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR OTHER COMMERCIAL OR ECONOMIC LOSS, OR ANY OTHER LOSS, DAMAGE OR EXPENSE, ARISING OUT OF OR IN CONNECTION WITH THE SALE, USE, LOSS OF USE, NONPERFORMANCE OR REPLACEMENT OF THE PRODUCTS.

4.8. Carrington shall indemnify, defend and hold Trudell and Trudell's affiliates, officers, directors and employees harmless from and against any liability, losses, damages, costs and expenses (including reasonable attorney's fees and disbursements) arising out of or with respect to:

(a) any third party claims, actions or suits for damage to property, death or injury where the Products are alleged to have caused or contributed to the damage, injury or death;

(b) any claims, actions or suits alleging that the Products infringe the patent, trademarks or other proprietary rights of any third party; or

(c) any breach of Carrington's obligations, representations, or covenants contained in Articles 2.2b or 2.2c.

Carrington's indemnification obligations contained in this Article 4.8 shall not apply in any case which arises from, or is attributable to, Trudell's negligence. Carrington's indemnification obligations contained in this Article 4.8 shall not be limited or altered by Article 4.7.

Trudell shall indemnify, defend and hold Carrington and its officers, directors and employees harmless from and against any liability, losses, damages, costs and expenses (including reasonable attorney's fees and disbursements) arising out of or with respect to any third party claims, actions or suits for damage to property, death or injury resulting from use of the Products due to any of the following actions by Trudell or its affiliates, officers, directors or employees: a) any intentional or negligent alteration of the Products or b) any claims which negligently misrepresent the Products.

Trudell's indemnification obligations contained in the Article 4.8 shall not apply in any case which arises from, or is attributable to, Carrington's negligence.
For the purpose of this Article 4.8, the Party intending to claim indemnification shall promptly notify the other in writing. The Party claiming indemnification shall permit the other to control the defense or settlement of any claim, action or suit, and shall co-operate with the other in any defense or settlement.

The indemnification obligations contained in the Article 4.8 shall survive for a period of five (5) years after the date of termination or expiration of this Agreement.

4.9a Carrington shall maintain insurance during the term of this Agreement, and any extensions thereof, with not less than the same coverage, endorsements, limits and notice of cancellation as shown in the insurance certificate attached hereto as Exhibit C. Carrington shall, within thirty
(30) days after this Agreement is executed by both Parties, provide
Trudell with a copy of its insurance certificate naming Trudell as an additional insured and listing the coverage, endorsements, limits, and notice of cancellation provisions. Carrington shall not cancel or materially alter such policy without providing at least thirty (30) days prior written notice to all named insured. Failure by Carrington to maintain insurance coverage in accordance with this Article 4 shall constitute a material breach of this Agreement. It is understood and agreed that the furnishing of such insurance certificate will not relieve Carrington of its other respective obligations under this Agreement.

4.9b Credits on defective Products by Trudell shall include importation and shipment expenses and will be calculated by Carrington based on the original Contract Price of the items returned, whether identified by lot number or another method.

Article 5.  Term and Termination

5.1 The initial term of this Agreement shall be for a period of five years from the date of this Agreement. After such initial term, this Agreement shall be automatically extended for an additional term of five years, unless this Agreement is terminated at the end of the initial five-year term by written notice given by either Party to the other Party not less than six months prior to the end of such initial term. Notwithstanding the foregoing, this Agreement may be terminated earlier in accordance with the provisions of this Article 5.

5.2a Either Party shall have the absolute right to terminate this Agreement if the other Party fails to perform or breaches, in any material respect, any of the terms or provisions of this Agreement. Without limiting the events which shall be deemed to constitute a breach or material breach of this Agreement by either Party, Trudell understands and agrees that it shall be in material breach of this Agreement, and Carrington shall have the right to terminate this Agreement under this
Article 5.3, if:
(I) Trudell fails or refuses to pay to Carrington any sum when due;

(ii) Trudell breaches any provision of Article 2.2a, 3.1, 3.5, 3.7, 3.8, 4.3, 4.7, 6 or 7; or

(iii) Trudell fails to purchase the agreed upon Specified Minimum Purchase Amount of Product for any required period starting in year two (2) excluding, however, purchases that failed to occur by virtue of any one or a combination of Carrington's (a) failure to deliver, excluding Carrington's failure to deliver as a result of Trudell's failure to pay any terms due to Carrington, (b) discontinuation of the Product, (c) recall of the Product, or (d) failure to obtain regulatory approval of the Product in accordance with Articles 2.2b and 2.2c..

5.2b In the event Trudell fails to perform or breaches any of the terms of this Agreement, Carrington agrees to provide Trudell notice of intention to terminate this Agreement. Trudell shall have thirty (30) days from the date of receipt of such notice to remedy its breach and/or failure to perform in accordance with the terms and provisions of this Agreement.

5.3 Each Party shall have the absolute right to terminate this Agreement in the event the Party shall become insolvent, or if there is instituted by or against the Party procedures in bankruptcy, or under insolvency laws or for reorganization, receivership or dissolution, or if the Party loses any franchise or license to operate its business as presently conducted in any part of the Territory.

5.4 This Agreement shall automatically terminate effective six months after the end of any 12-month period of the term of this Agreement referred to in Articles 4.1 and 4.2 hereof if the Parties are unable to agree upon the Contract Prices for the next 12-month period of the term or the Specified Minimum Purchase Amounts after the fourth 12-month period of the term of this Agreement.

5.5 Any failure to agree on the Specified Minimum Purchase Amount shall be referred to arbitration, in accordance with Article 15, for resolution during the first four (4) 12-month periods of the term of this Agreement. The arbitrator shall be mutually agreed upon and have experience in international marketing and sales agreements. The arbitrator shall review general market conditions including increases or decreases in the growth of the Canadian wound care market, pricing trends, competitors' marketing and sales efforts, regulatory changes affecting the market or affecting Carrington Products, and other similar factors that may impact the sale of Carrington Products. After the fourth 12-month period of the term of this Agreement, the Parties will meet in good faith to agree upon Specified Minimum Purchase Amounts and if the Parties do not reach a mutual agreement on said issue, then the Agreement shall terminate in accordance with Article 5.4.

5.6 During the one-year period following termination of this Agreement, any inventory of Products held by Trudell at the termination of this Agreement may be sold by Trudell to customers in the Territory in the ordinary course; provided, however, that for the period required to liquidate such inventory, all of the provisions contained herein governing Trudell's performance obligations and Carrington's rights shall remain in effect.
In order to accelerate the liquidation of any such inventory and in the event a) Carrington terminates this Agreement, b) Trudell terminates this Agreement because of Carrington's material breach thereof, or c) this Agreement terminates automatically pursuant to Section 5.4, Carrington shall, if requested by Trudell during the one year period after the date of termination of this Agreement, repurchase all or any part of the remaining inventory of Products at the price at which the inventory was originally sold by Carrington to Trudell, including importation and shipping charges. The inventory will be shipped back by Trudell to Carrington F.O.B. London, Ontario. Notwithstanding the foregoing, if Trudell terminates this Agreement other than because of Carrington's material breach thereof, Carrington shall have the option, but not the obligation, to repurchase all or any part of the remaining inventory of Products at the same above-stated price.

5.7 The termination of this Agreement shall not impair the rights or obligations of either Party hereto which shall have accrued hereunder prior to such termination. The provisions of Articles 4.7, 6, 7 and 15 and the rights and obligations of the Parties thereunder shall survive the termination of this Agreement for a period of one (1) year.

Article 6.  Trademarks and Trade Names

6.1 All trademarks, trade names, service marks, logos and derivatives thereof relating to the Products (the "Trademarks"), and all patents, technology and other intellectual property relating to the Products, are the sole and exclusive property of Carrington or its affiliates. Carrington hereby grants Trudell permission to use the Trademarks for the limited purpose of performing its obligations under this Agreement. Carrington may, in its sole discretion after consultation with Trudell, modify or discontinue the use of any Trademark and/or use one or more additional or substitute marks or names, and Trudell shall be obligated to do the same.

6.2 Trudell agrees to use the Trademarks in full compliance with the rules prescribed from time to time by Carrington. Trudell may not use any Trademark as part of any corporate name or with any prefix, suffix or other modifying words, terms, designs or symbols. In addition, Trudell may not use any Trademark in connection with the sale of any unauthorized product or service or in any other manner not explicitly authorized in writing by Carrington.

6.3 In the event of any infringement of, or challenge to, Trudell's use of any Trademark, Trudell is obligated to notify Carrington immediately, and Carrington shall have sole and absolute discretion to take such action as it deems appropriate.

6.4 In the event of the termination of this Agreement for any reason, Trudell's right to use the Trademarks shall cease, and Trudell shall cease using such Trademarks at such time as Trudell's inventory of Products has been sold. Trudell shall, as soon as it is reasonably possible, remove all Trademarks which appear on or about the premises of the office(s) of Trudell and any of the advertising of Trudell used in connection with Products.

6.5 In the event of a breach or threatened breach by Trudell of the provisions of this Article 6, Carrington shall be entitled to seek an injunction or injunctions to prevent such breaches. Nothing herein shall be construed as prohibiting Carrington from pursuing other remedies available to it for such breach or threatened breach of this Article 6, including the recovery of damages from Trudell.

Article 7.  Confidential Information

7.1 Each Party recognizes and acknowledges that both will have access to confidential information and trade secrets of the other and other entities doing business with each relating to research, development, manufacturing, marketing, financial and other business-related activities ("Confidential Information"). Such Confidential Information constitutes valuable, special and unique property of each Party and/or other entities doing business with either Company. Other than as is necessary to perform the terms of this Agreement, neither Party shall, during and after the term of this Agreement, make any use of such Confidential Information, or disclose any of such Confidential Information to any person or firm, corporation, association or other entity, for any reason or purpose whatsoever, except as required by law to be disclosed or as specifically allowed in writing by an authorized representative of the other. In the event of a breach or threatened breach by either Party of the provisions of this Article 7, each shall be entitled to an injunction restraining the other from disclosing and/or using, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting either Party from pursuing other remedies available to it for such breach or threatened breach of this Article 7, including the recovery of damages from the other Party. The above does not apply to information or material that was (a) disclosed to the receiving Party by a third Party under no obligation of confidentiality , (b) known to the public or generally available to the public prior to the date it was received by either Party, or (c) required by law to be disclosed.

Article 8.  Force Majeure

8.1 Neither Trudell nor Carrington shall be liable hereunder if either is prevented from performing any of its obligations hereunder by reason of any factor beyond its reasonable control, including, without limitation, fire, explosion, accident, riot, flood, drought, storm, earthquake, lightning, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, act of God or the public enemy, other casualty, strike or lockout, or interference, prohibition or restriction imposed by any government or any officer or agent thereof ("Force Majeure"). Excepting delay of performance as reasonably necessary due to Force Majeure, Trudell or Carrington's obligations shall not be suspended or canceled during the period of such Force Majeure. Such Party shall give to other prompt notice of any such Force Majeure, the date of commencement thereof and its probable duration and shall give a further notice in like manner upon the termination thereof. Each Party hereto shall endeavor with due diligence to resume compliance with its obligations hereunder at the earliest date and shall do all that it reasonably can to overcome or mitigate the effects of any such Force Majeure upon a Party's obligations under this Agreement. Should the Force Majeure continue for more than six (6) months, then either Party shall have the right to terminate this Agreement and the Parties' shall seek an equitable agreement on the Parties' reward of interests.

Article 9.  Amendment

9.1 No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement. No modification, alteration, addition or change in the terms hereof shall be binding on either Party hereto unless reduced to writing and executed by the duly authorized representative of each Party.

Article 10.  Entire Agreement

10.1 This Agreement shall supersede any and all prior agreements, understandings, arrangements, promises, representations, warranties, and/or any contracts of any form or nature whatsoever, whether oral or in writing and whether explicit or implicit, which may have been entered into prior to the execution hereof between the Parties, their officers, directors or employees as to the subject matter hereof. Neither of the Parties hereto has relied upon any oral representation or oral information given to it by any representative of the other Party.

Article 11.  Assignment

11.1 Neither this Agreement nor any of the rights or obligations of under it hereunder shall be assigned by either Party without the prior written consent of the other, executed by a duly authorized officer of each.

Article 12.  Governing Law

12.1 Any controversy arising under this Agreement or in relation to this Agreement shall be governed and construed in accordance with the local domestic laws of the Province of Ontario and the local domestic laws of Canada applicable therein. The Parties hereto agree that the application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement does not apply and is strictly excluded. Subject to Article 15, the Parties hereto attorn and submit to the non-exclusive jurisdiction of the Courts of law in Ontario, Canada.
Article 13.  Notices

13.1 Any notice required or permitted to be given under this Agreement by one of the Parties to the other shall be given for all purposes by delivery in person, registered air-mail, commercial courier services, postage prepaid, return receipt requested, or by fax addressed to:

(a) Carrington at: Carrington Laboratories, Inc., 2001 Walnut Hill Lane, Irving, Texas 75038, attention: President, or at such other address as Carrington shall have theretofore furnished in writing to Trudell. (Fax No. 972-714-5009)

(b) Trudell at: 926 Leathorne Street, P.O. Box 382, London, Ontario, Canada N6A 4W1 attention: President or at such other address as Trudell shall have theretofore furnished in writing to Carrington. (Fax No.
519-685-8993)

Article 14.  Waiver

14.1 Either Party's failure to enforce, at any time, any of the provisions of this Agreement or any right with respect thereto, shall not be considered a waiver of such provisions or rights or in any way affect the validity of same. Either Party's exercise of any of its rights shall not preclude or prejudice said Party thereafter from exercising the same or any other right it may have, irrespective of any previous action by said Party.

Article 15.    Arbitration

15.1 Except as provided in Articles 6.5 and 7.1, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, the operations carried out under this Agreement or the relationship of the Parties created under this Agreement, shall be exclusively and finally settled by confidential arbitration, and any Party may submit such a dispute, controversy or claim to arbitration. The arbitration proceeding shall be held in Chicago, Illinois in the English language and shall be governed by the procedural rules of the International Chamber of Commerce (the "ICC") and by the substantive local domestic laws of the Province of Ontario and the substantive local domestic laws of Canada applicable therein, as amended from time to time. Any procedural rule not determined under the rules of the ICC shall be determined by the local domestic laws of the Province of Ontario and the local domestic laws of Canada applicable therein, other than those laws that would refer the matter to another jurisdiction.

A single arbitrator shall be appointed by unanimous consent of the Parties. If the Parties cannot reach agreement on an arbitrator within 45 days of the submission of a notice of arbitration, the appointing authority for the implementation of such procedure shall be the ICC, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If the ICC is unable to appoint, or fails to appoint, an arbitrator within 90 days of being requested to do so, then the arbitration shall be heard by three arbitrators, one selected by each Party within the 30 days of being required to do so, and the third promptly selected by the two arbitrators selected by the Parties.

The arbitrators shall announce the award and the reasons therefor in writing within six months after the conclusion of the presentation of evidence and oral or written argument, or within such longer period as the Parties may agree upon in writing. The decision of the arbitrators shall be final and binding upon the Parties. Judgment upon the award rendered may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Unless otherwise determined by the arbitrator, each Party involved in the arbitration shall bear the expense of its own counsel, experts and presentation of proof, and the expense of the arbitrator and the ICC (if any) shall be divided equally among the Parties to the arbitration. The arbitration shall be held in Chicago, Illinois, unless otherwise mutually agreed to by the Parties.

Article 16  Tender Clause

16.1 Carrington's acknowledges that Trudell may submit bids to sell the Products to public entities in the Territory pursuant to public contracts which impose substantial damages or penalties for failure to deliver the Products on time or according to the specifications requested. Trudell agrees to submit all such public contracts and specifications involving the Products to Carrington for approval prior to commitment by Trudell.
In the event Carrington accepts and approves the contract and specifications, it shall also accept liability for direct damages and penalties Trudell becomes liable for under such public contracts as a result of Carrington's negligence or breach of its obligations under this Agreement. Carrington shall indemnify, defend and hold Trudell, its affiliates, officers, directors and employees harmless from and against all such direct damages and penalties arising out of or with respect to Carrington's breach of its obligations under this Agreement or arising out of its negligence. The foregoing indemnity in this Article 16.1 shall be effective and enforceable only in the event Carrington is given reasonable notice of the breach or negligent act and fails to remedy the same.

16.2 The Parties' indemnification obligations contained in this Article 16 shall survive for a period of two (2) years after the expiration or termination date of this Agreement. The Parties' obligations in this
Article 16 shall not be limited or altered by Articles 4.6 or 4.7.

Article 17.  No Inconsistent Actions

17.1 Each Party hereto agrees that it will not voluntarily undertake any action or course of action inconsistent with the provisions or intent of this Agreement and, subject to the provisions of Articles 4.6 and 8 hereof, will promptly do all acts and take all measures as may be appropriate to comply with the terms, conditions and provisions of this Agreement.

Article 18.  Currency of Account

18.1 This Agreement evidences a transaction for the sale of goods in which the specification of U.S. dollars is of the essence, and U.S. dollars shall be the currency of account in all events, except as set forth in
Article 4.2. All payments to be made by Trudell to Carrington hereunder shall be made either (i) in immediately available funds by confirmed wire transfer to a bank account to be designated by Carrington or (ii) in the form of a bank cashier's check payable to the order of Carrington.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

CARRINGTON LABORATORIES, INC.



By:
Name:  Carlton E. Turner, Ph.D.
Title:    President and CEO


TRUDELL MEDICAL MARKETING LIMITED



By:
Name:
Title:

                                EXHIBIT A
                        Distributor Wholesale Price
                     Trudell Medical Marketing Limited


                                                                   PRICE
PRODUCT              PRODUCT                                    US $ PER
   NO              DESCRIPTION                          PACKAGE      CASE
-------  --------------------------------------------   ------- ---------
                 HYDROGEL WOUND DRESSINGS

101005  Carrasyn(R) Hydrogel Wound Dressing 1/2 oz. tube 36/case  $52.56
101010  Carrasyn(R) Hydrogel Wound Dressing 1 oz. tube   12/case  $24.96
101030  Carrasyn(R) Hydrogel Wound Dressing 3 oz. tube   12/case  $62.40
101080  Carrasyn(R) Hydrogel Wound Dressing 8 oz.         6/case  $75.00
        spray bottle
101025  Carrasyn(R) V (Viscous) Hydrogel Wound Dressing  36/case  $57.60
        1/2 oz. tube
101002  Carrasyn(R) V (Viscous) Hydrogel Wound Dressing 100/case  $66.00
        1 oz. pouch
101023  Carrasyn(R) V (Viscous) Hydrogel Wound Dressing  12/case  $68.28
        3 oz. tube
101012  CarraGauze(R) Strips 1/2" x 5 yds., bottle       12/case  $44.64
101009  CarraGauze(R) Strips 1" x 5 yds., bottle         12/case  $46.44
101017  CarraGauze(R) 2" x 2" pad                    1 pkg., 15  $138.60
                                                         pkgs/bx.,
                                                      6 bxs/case
101015  CarraGauze(R) 4" x 4" pad                    1 pkg., 15  $185.40
                                                  pkgs./bxs., 6
                                                      bxs./case
CALCIUM ALGINATES
101032  CarraSorb(TM)H Calcium Alginate Wound         10bxs/10ea  $83.00
        Dressing 2" x 2"
101033  CarraSorb(TM)H Calcium Alginate Wound         10bxs/10ea $196.00
        Dressing 4" x 4"
101034  CarraSorb(TM)H Calcium Alginate Wound         10bxs/10ea $109.00
        Dressing 12" rope

                                                                  PRICE
PRODUCT                PRODUCT                                   US $ PER
  NO                 DESCRIPTION                       PACKAGE     CASE
------- --------------------------------------------  ---------  --------
               FREEZE-DRIED GEL
101035  CarraSorb(TM) M Freeze-Dried Gel Wound        4bxs/15ea  $137.40
        Dressing 4" diameter
               WOUND & SKIN CLEANSER
102060  *CarraKlenz(TM) Wound & Skin Cleaners 6 oz.     12/case   $21.24
        pump botte
102062  *CarraKlenz(TM) Wound & Skin Cleaners 8 oz.     6/case    $14.16
        spray bottle
102160  *CarraKlenz(TM) Wound & Skin Cleaners 16 oz.    6/case    $23.88
        spray bottle
               INCONTINENCE CARE PRODUCTS
102040  *CarraFoam(TM) Skin & Perineal Cleanser        12/case    $24.84
        (Aerosol) 4oz can

102080  *CarraFoam(TM) Skin & Perineal Cleanser        12/case    $34.56
        (Aerosol) 8oz can
101044 CarraFoam(TM) Non-Aerosol Skin & Perineal 12/case $17.04 Cleanser 3.5 oz bottle
101043 CarraFoam(TM) Non-Aerosol Skin & Perineal 12/case $21.24 Cleanser 7.8 oz bottle
104040  *Carrington(TM) Moisture Barrier Cream 3.5 oz. 12/case    $22.80
        tube
             ODOR ELIMINATION PRODUCTS
107010  Carrascent(TM) Odor Eliminator 1 oz.           48/case    $70.08
        spray bottle
107080  Carrascent(TM) Odor Eliminator 8 oz.           12/case    $69.96
        spray bottle
101003  CarraFree(TM) Odor Eliminator 1 oz.            48/case    $70.08
        spray bottle
              SKIN CARE PRODUCTS
106040  *Carrington(TM) Skin Balm 4 oz. tube           12/case    $26.40
103040  Carrington(TM) Foot & Body Moisturizing        12/case    $26.40
        Cream 4 oz tube
111108  Carrington(TM) Shampoo & Body Wash             12/case    $16.80
        8 oz. bottle

*The above marked Products are not to be sold by Trudell until Carrington and Trudell mutually agree upon their release into the Canadian market. The prices for CarraFoam Skin & Perineal Cleansers (4 oz. and 8 oz. aerosol) shall be $12.48 and $21.48, respectively, for the Parkwood Hospital bid which was agreed upon by Carrington and previously submitted by Trudell.
                                EXHIBIT B

                           COMPETITIVE PRODUCTS





                        THERE ARE NONE AT THIS TIME